Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of June 5, 2020 (the “Effective Date”), is entered into between Asbury Automotive Group, Inc. a Delaware corporation (the “Company”) and David W. Hult (the “Executive”).
RECITALS

WHEREAS, the Company and the Executive are parties to that certain employment agreement dated October 23, 2014, as amended by the First Amendment to Employment Agreement dated August 21, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement to extend the Term of the Employment Agreement and provide for certain increased severance in the event of termination by the Company without Cause or by the Employee for Good Reason, as set forth in this Second Amendment to Employment Agreement (the “Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby amend the Employment Agreement effective as of the Effective Date.

1.Section 3(d) of the Employment Agreement (Signing Bonus) is deleted in its entirety.

2.Section 4 of the Employment Agreement (Term, Termination and Termination Payments) is amended as follows:

a.Section 4(a) of the Employment Agreement is amended to and restated as follows:
i.Term. Unless sooner terminated as provided in Section 4(b) of this Agreement, the term of this Agreement shall continue through December 31, 2020 and for an additional three (3) years thereafter, ending on December 31, 2023 (the period from the Effective Date through December 31, 2023 the “Extended Term”), with automatic extensions beginning on January 1, 2024 for successive additional one-year terms (each one year extension, a “Renewal Term”), unless one-hundred eighty (180) days before the end of the Extended Term and one-hundred eighty (180) days before the end of each Renewal Term, either party gives prior written notice of non-extension of the Term to the other party. In the event prior written notice of non-extension is given, this Agreement shall terminate at the end of the remaining Term then in effect. The Extended Term and any Renewal Term(s) are collectively referred to in this Agreement as the “Term”.

b.The second line of Section 4(b) of the Employment Agreement is amended by inserting “the Extended Term or” after “prior to the end of” and before “any Renewal Term”.
c.Section 4(b)(ii) of the Employment Agreement is amended by replacing “thirty (30) days’” with “ninety (90) days’” and adding after the term “Company” the following phrase “provided, however, that the Company shall have the right in its sole discretion to end Executive’s employment at any time during the 90 day notice period.”

d.Section 4(b)(iii) of the Employment Agreement is amended by replacing “thirty (30) days’” with “one-hundred eighty (180) days’”.

e.Section 4(c)(1) of the Employment Agreement is amended by replacing “100% of Base Salary” with “200% of Base Salary”.

f.Section 4(d)(1) of the Employment Agreement is amended by replacing “100% of Base Salary” with “200% of Base Salary”.

3.No Other Changes. No other terms and conditions of the Employment Agreement are affected by this Amendment.

4.Incorporation into Employment Agreement. This Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement effective as of the Effective Date.
5.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

/s/ David W. Hult	/s/ Jed M. Milstein
EXECUTIVE: David W. Hult	ASBURY AUTOMOTIVE GROUP, INC.
Name: Jed M. Milstein
Title: SVP, Chief of Human Resources